EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Form SB-2 for RMD Technologies, Inc. of our report dated September 9, 2006 relating to the May 31, 2006 financial statements of RMD Technologies, Inc., which appears in such form, and the inclusion of our name under the heading Interest of Named Experts and Counsel.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC March 26, 2007 Salt Lake City, Utah